SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15 (d) of
The Securities and Exchange Act of 1934

DATE OF REPORT:
March 19, 2015
(Date of Earliest Event Reported)

MASSACHUSETTS
(State or Other Jurisdiction of Incorporation)

1-9047	04-2870273
(Commission File Number)	(I.R.S. Employer Identification No.)

INDEPENDENT BANK CORP.

Office Address: 2036 Washington Street, Hanover, Massachusetts 02339
Mailing Address: 288 Union Street, Rockland, Massachusetts 02370
(Address of Principal Executive Offices)

(Zip Code)

NOT APPLICABLE
(Former Address of Principal Executive Offices)

(Zip Code)

781-878-6100
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Officer Performance Incentive Plan

On March 19, 2015 the Independent Bank Corp. (the “Company”) Board of Directors approved the Independent Bank Corp. And Rockland Trust Company Executive Officer Performance Incentive Plan for use in the 2015 calendar year (the “Executive Incentive Plan”). Executive Incentive Plan participants include any individual named as an executive officer in the Company’s Proxy Statement and such other officers of the Company and/or the Company’s wholly-owned commercial bank subsidiary Rockland Trust Company as the Board selects to participate in the Executive Incentive Plan.

The following summary does not purport to be complete and is qualified in its entirety by reference to the Executive Incentive Plan, a copy of which is attached as Exhibit 99.1.

Executive Incentive Plan Summary:

The Executive Incentive Plan creates a cash incentive program for participants based upon the Company's financial performance, with awards determined as follows:

•
The award for the CEO will be determined by the product of the CEO's Target Award multiplied by the combined Bank and Peer Performance Adjustment Factors, subject to adjustment in accordance with the Executive Incentive Plan;

•
Awards for participants other than the CEO are determined by the product of the participant's Target Award multiplied by the combined Bank and Peer Performance Adjustment Factors and by the participant's Individual Performance Adjustment Factor, subject to adjustment in accordance with the Executive Incentive Plan.

The award payable to any participant, therefore, may be less than or more than the Target Award, depending upon: the Company's performance against the criteria used to determine the Bank and Peer Performance Adjustment Factors; in the case of participants other than the CEO, the Individual Performance Adjustment Factor; and, any exercise of Board discretion to make adjustments in accordance with the Executive Incentive Plan.

The Board administers the Executive Incentive Plan based upon the recommendation of the compensation committee. The Board makes all determinations regarding the achievement of goals and the amount of any individual awards. The Board's determinations under the Executive Incentive Plan need not be uniform and may be made selectively among participants. The Executive Incentive Plan reserves the right of the Board, in its sole and absolute discretion, to: make adjustments to the Bank Performance Adjustment Factor within the defined parameters set forth in the Executive Incentive Plan schedules based upon one-time, non-recurring, or extraordinary events or any other reason that the Board deems appropriate; adjust any awards by considering factors such as regulatory compliance and credit quality; increase the award for the CEO up to a maximum of 1.20 times the amount called for by the product of the CEO's Target Award multiplied by the Bank Performance Adjustment Factor; and, to reduce, including a reduction to zero, any cash award otherwise payable.

The Executive Incentive Plan defines “Target Award” as a specified percentage of a participant’s base salary as follows:

Participant	Percentage Used To Determine Target Award
President/CEO	55%
EVP - Commercial Loan	35%
EVP - Retail Delivery, Business Banking & Home Equity Lending	35%
Chief Financial Officer	35%
Director of Human Resources	30%
General Counsel	30%
Director of Residential Lending & Compliance	30%
Chief Marketing Officer	30%
Chief Information Officer	25%

The Executive Incentive Plan requires a Target Award to be multiplied by the Combined Bank and Peer Performance Adjustment Factors, which is calculated by combining the Bank and Peer Performance Adjustment Factors, with equal weighting given to each factor. The Combined Peer and Bank Performance Factor, when computed in accordance with the Executive Incentive Plan in the manner described below, will range from 0% to 137.50% for the CEO and from 0% to 125% for all other participants.

The Executive Incentive Plan determines the Bank Performance Adjustment Factor based upon the Company’s Operating Earnings Per Share results within specified ranges set forth on schedules to the Executive Incentive Plan which specify threshold, target, and maximum performance levels, as set forth in the chart below. The Executive Incentive Plan defines Operating Earnings Per Share as net income as reflected in the Company's audited consolidated statement of income as adjusted upwards or downwards as determined by the Board for the after-tax effect of material non-recurring items. The range of the Bank Performance Adjustment Factor set forth in the Executive Incentive Plan is as follows:

Participant	Threshold	Target	Maximum
CEO Bank Performance Adjustment Factor Range	Negative Fifty Percent (-50%)	One Hundred Percent (100%)	One Hundred and Fifty Percent (150%)
Bank Performance Adjustment Factor Range for all other Participants	Negative Fifty Percent (-50%)	One Hundred Percent (100%)	One Hundred and Fifty Percent (150%)

The Executive Incentive Plan determines the Peer Performance Adjustment Factor by averaging the outcomes of the Company's performance compared to aggregated peer performance, as measured by the Bank Holding Company Performance Report prepared by the Federal Reserve Board or by any other information which the compensation committee determines to be appropriate, with respect to Return on Assets, Return on Equity, Charge-Offs, and Non-Performing Assets. The Executive Incentive Plan calculates the Peer Performance Adjustment Factor by averaging the Company's performance compared to peer for those measures within the following ranges:

Company’s Percentile Performance To Peer	Adjustment for Return on Assets Peer Comparison	Adjustment for Return on Equity Peer Comparison	Adjustment for Charge-Off Peer Comparison	Adjustment for Non-Performing Assets Peer Comparison
76-100	25%	25%	-100%	-100%
56-75	12.50%	12.50%	-12.50%	-12.50%
46-55	0%	0%	0%	0%
26-45	-12.50%	-12.50%	12.50%	12.50%
0-25	-100%	-100%	25%	25%

Any awards made under the Executive Incentive Plan are subject to the Company’s Incentive Compensation Recovery Policy approved by the Board.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned and hereunto duly authorized.

INDEPENDENT BANK CORP.

DATE: March 25, 2015	BY:/s/Edward H. Seksay
EDWARD H. SEKSAY
GENERAL COUNSEL

Exhibit Index

Exhibit #	Exhibit Description
99.1	2015 Executive Officer Performance Incentive Plan